Exhibit 10.10

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of January 24, 2007, by API NANOTRONICS CORP., a Delaware corporation (“Buyer”), the ESTATE OF BENEDICT PACE, an estate of an individual that resided in the State of New York (“Seller”), and NATIONAL HYBRID, INC., a New York corporation (“National”) and PACE TECHNOLOGY, INC., a Florida corporation (“Pace” or collectively with National, as the “National Group”).

RECITALS

Seller is the owner of all of the issued and outstanding shares of capital stock of the National Group.

Seller has determined that it is in its best interests to sell the National Group to Buyer and the Board of Directors of Buyer has determined that it is in the best interests of their stockholders to acquire the National Group.

Seller and the Board of Directors of Buyer have approved of the acquisition of the National Group, subject to the terms and conditions of this Agreement, and have approved this Agreement.

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock (the “Shares”) of National and Pace for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Acquired Companies”— the National Group and its Subsidiaries, collectively. Any of the Acquired Companies may be referred to individually without distinction as an “Acquired Company.”

“Action”— any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate”—any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Acquired Companies, any corporation, partnership, limited liability company or joint venture in which any Acquired Companies Group (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more.

“Applicable Contract”—any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Buyer”—as defined in the first paragraph of this Agreement.

“Closing”—as defined in Section 2.3.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Company”—as defined in the Recitals of this Agreement.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a) the sale of the Shares by Seller to Buyer;

(b) the execution, delivery, and performance of the Seller’s Release, and the Escrow Agreement;

(c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d) Buyer’s acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Court”—any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

“Damages”—as defined in Section 10.2.

“Disclosure Schedule”—the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground-waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law”—any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)	protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Agreement”—as defined in Section 2.4.

“Exchange Act”—Securities Exchange Act of 1934, as amended.

“Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Financial Statements” – as defined in Section 3.4.

“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements referred to in Section 3.4 were prepared.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature of the United States or any foreign country;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, commission or authority of the United States, political subdivision, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory (including, without limitation, self-regulatory organizations), or taxing authority or power of any nature.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law or which poses a hazard to the health and safety of the occupants of any portion of the Facilities, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Intellectual Property Assets”—as defined in Section 3.22.

“Interim Balance Sheet”—as defined in Section 3.4.

“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Effect” means an event, change or effect that substantially and adversely affects the condition (financial or otherwise), operations or prospects of the business of either National or Pace or the National Group.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any award, decision, injunction, judgment, order, ruling, stipulation, writ, subpoena, or verdict entered, issued, made, or rendered by any Court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership or similar documents for a limited liability partnership; (d) the operating agreement or limited liability company agreement and articles or certificate of organization of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f)any amendment to any of the foregoing.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership; limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan”—as defined in Section 3.13.

“Proceeding”—any action, arbitration, audit, hearing, investigation, regulatory inquiry, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person”—with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, former spouses and the civil equivalent of a spouse under any law applicable to such person, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”—with respect to a particular Person, means any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller”—as defined in the first paragraph of this Agreement.

“Seller’s Release”—as defined in Section 2.4.

“Shares”—as defined in the Recitals of this Agreement.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of either National or Pace, individually, or the National Group, as the context indicates.

“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened”—a claim, Proceeding, dispute, Action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2. SALE AND TRANSFER OF SHARES; CLOSING

2.1 SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

2.2 PURCHASE PRICE

The purchase price (the “Purchase Price”) for the Shares will be $9,750,000, plus the cash held by the National Group on the date of this Agreement.

2.3 CLOSING

The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer’s counsel at Sugar, Friedberg & Felsenthal LLP, 30 North LaSalle Street, Suite 3000, Chicago, Illinois 60602, at 10:00 a.m. (local time) on January 24, 2007 (“Closing Date”). Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 CLOSING OBLIGATIONS

At the Closing:

(a) Seller will deliver to Buyer:

(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

(ii) a release in the form of Exhibit 2.4(a)(ii) executed by Seller (collectively, “Seller’s Release”);

(iii) a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement and the Escrow Agreement was accurate in all respects as of the Closing Date; provided, however, any breach of a condition or representation disclosed with reasonable detail in such certificate is deemed waived by Buyer upon the consummation of the Closing;

(iv) a certificate executed by Seller representing and warranting to Buyer that each of Seller and the National Group have performed and complied in all material respects with all agreements and covenants required by this Agreement and the Escrow Agreement to be performed and complied with by it on or prior to the Closing Date; provided, however, any breach of a condition or representation disclosed with reasonable detail in such certificate is deemed waived by Buyer upon the consummation of the Closing;

(v) evidence that the National Group has paid all of its expenses incurred in connection with the transactions contemplated by this Agreement; and

(vi) the New York Leases (as defined in Section 6.5) executed by Seller.

(b) Buyer will deliver to Seller (or with respect to subsection (ii), to the Escrow Agent (as defined in Section 2.4(c))):

(i) the following amounts by bank cashier’s payable to the order of the Seller or wire transfer to an account designated by Seller: $9,150,000 plus the cash held by the National Group as of the date of this Agreement and not previously distributed by the National Group to Seller, less the amount of extension fees paid pursuant to the letter of intent between Buyer and Seller;

(ii) the sum of $600,000 (the “Escrow Amount”) to the Escrow Agent referred to in Section 2.4(c) by bank cashier’s check or wire transfer; and

(iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement and the Escrow Agreement was accurate in all respects as of the date of this Agreement and the Escrow Agreement, respectively, and is accurate in all respects as of the Closing Date as if made on the Closing Date.

(c) Buyer and Seller will enter into an escrow agreement substantially in the form of Exhibit 2.4(c) (the “Escrow Agreement”) with Cole Taylor Bank, Chicago, Illinois, as escrow agent (“Escrow Agent”).

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

(a) Part 3.1 of the Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements consents, waivers, qualifications, certificates, Orders and approvals (collectively “Approvals”) to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Seller has delivered to Buyer true, complete and correct copies of the Organizational Documents of each Acquired Company, as currently in effect. Such Organizational Documents are in full force and effect, and no other Organizational Documents are applicable to or binding upon the Acquired Companies.

(c) Neither National nor Pace has any Subsidiaries nor any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

3.2 AUTHORITY; NO CONFLICT

(a) Each of National and Pace have all necessary corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and the New York Leases to which it is a party and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by National and Pace of each of this Agreement, the Escrow Agreement and the New York Leases to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Board of Directors of National and Pace, duly and validly authorized by all requisite corporate action, and by the Seller, and no other actions or proceedings on the part of the Seller, any Acquired Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and the New York Leases, or to consummate the transactions herein and therein contemplated. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Upon the execution and delivery by Seller of the Escrow Agreement, the New York Leases and the Seller’s Release (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Seller’s Closing Documents. The executor executing this Agreement and the Seller’s Closing Documents on behalf of Seller has been duly appointed under applicable Legal Requirements and has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform Seller’s obligations under this Agreement and the Seller’s Closing Documents.

(b) Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company, may be subject, including, without limitation, any court supervising the administration of Seller;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) to Seller’s Knowledge, contravene, conflict with, or result in a violation or breach of any provision of or a default under (including with notice or lapse of time or both would become a default under), or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or impair any rights of any Acquired Company under or give others any rights of termination, amendment, acceleration or cancellation of, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company; provided, that with respect to an Encumbrance resulting from an Applicable Contract, the foregoing representation is solely to Seller’s Knowledge.

(c) Except as set forth in Part 3.2 of the Disclosure Schedule, neither the Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, including, without limitation, any beneficiaries of Seller or any court supervising the administration of Seller; provided, that with respect to Consents required pursuant to Applicable Contracts, the foregoing representation is solely to Seller’s Knowledge.

3.3 CAPITALIZATION

(a) The authorized equity securities of National consist of 200 shares of common stock, no par value (“National Common Shares”), of which 10 shares are issued and outstanding, and the authorized equity securities of Pace consist of 5,000 shares of common stock, par value $1.00 per share (“Pace Common Shares”), of which 100 shares are issued and outstanding, and such National Common Shares and Pace Common Shares, collectively constitute all the Shares of the Acquired Companies. Seller is and will be on the Closing Date the record and beneficial owner and holder of 100% of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding shares and any other equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. As of the date hereof, the Acquired Companies have no stock options, warrants, or similar securities outstanding or shares reserved for issuance upon the issuance and exercise of stock options, warrants or similar instruments. None of the outstanding Shares or other equity securities of the Acquired Companies are subject to any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. Except as set forth in Part 3.2 of the Disclosure Schedule, no shares of voting or non-voting Shares, other equity interests, or other voting securities of the Acquired Companies are issued, reserved for issuance or outstanding. There are no bonds, debentures, notes, other indebtedness or any other securities of the Acquired Companies with voting rights (or instruments convertible into, or exercisable or exchangeable for, securities with voting rights) on any matters on which holders of Shares of the Acquired Companies may vote.

(b) Except as described in subsection (a) above or set forth in Part 3.3(b) of the Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which any of the Acquired Companies is a party or by which any of them is bound obligating any Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Acquired Company or obligating such Acquired Company to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are no outstanding obligations of any Acquired Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of any Acquired Company. Except as set forth in Part 3.2(b) of the Disclosure Schedule, there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of any Acquired Company or any of their businesses or assets or calculated in accordance therewith or that could cause any Acquired Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of any Acquired Company. Except as set forth in Part 3.3(b) of the Disclosure Schedule, there are no voting trusts, proxies or other Contracts of any character to which any

Acquired Company or Seller is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of any Acquired Company.

(c) No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

3.4 FINANCIAL STATEMENTS

Seller has delivered to Buyer: (a) audited consolidated financial statements of each of Pace and National as at December 31 in each of the years 2004 through 2005, together with the report thereon of WithumSmith+Brown, P.C., independent certified public accountants, and (b) an unaudited consolidated balance sheet of the Acquired Companies as at September 30, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the three and nine months then ended, including in each case in (a) and (b), the notes thereto (collectively, the “Financial Statements”). No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of National and/or Pace.

3.5 [Purposely omitted]

3.6 TITLE TO PROPERTIES AND ASSETS; ENCUMBRANCES

Part 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. The Acquired Companies own no real property.

Except as set forth in Part 3.6 of the Disclosure Schedule, (i) each real property lease to which any of the Acquired Companies is a party is in full force and effect in accordance with its terms, (ii) all rents and additional rents due to date from the Acquired Companies on each such lease have been paid, (iii) none of the Acquired Companies has received written notice that it is in material default thereunder, and (iv) there exists no material default by any of the Acquired Companies under such lease. There are no leases, subleases, licenses, concessions or any other Applicable Contract to which any Acquired Company is a party granting to any Person other than an Acquired Company any right to possession, use occupancy or enjoyment of any of the real property or any portion thereof.

Since May 1, 2006, neither of the Acquired Companies have disposed of any of its material assets nor intellectual property rights other than inventory disposed of in the Ordinary Course of Business are free and clear of all Encumbrances.

Seller is solvent. Except as set forth on Part 3.6 of the Disclosure Schedule, there are no Encumbrances on the Shares, or any other property being transferred by Seller to Buyer pursuant to this Agreement or any of Seller’s Closing Documents.

3.7 [Purposely omitted]

3.8 [Purposely omitted]

3.9 [Purposely omitted]

3.10 NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Schedule, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except for liabilities or obligations reflected or reserved against in the most recent Financial Statements or the Interim Balance Sheet, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof and liabilities that individually or in the aggregate would not have a Material Adverse Effect on either of the Acquired Companies or the National Group, taken as a whole.

3.11 TAXES

For purposes of this Agreement, “Tax” or “Taxes” shall mean any tax, levy or similar fee or imposition of any kind whatsoever, whether imposed on the Acquired Companies or their assets by any Governmental Authority, pursuant to Treasury Regulation Section 1. 02-6 or any analogous provision of foreign, state, or local Law, as a transferee, successor, or custodian, or by contract or otherwise, including, but not limited to, those on or measured by or referred to as federal, state, local or foreign income, property, value added, withholding, payroll, social security, unemployment, retirement dues, gross receipts, license, severance, occupation, capital gains, premium, environmental (including Taxes under Section 59A of the Code), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, employment, unemployment, insurance, excise, production, sales, use, goods and services, occupancy, franchise, real property, personal property, unclaimed property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and “Tax Returns” shall mean returns, reports, notices, forms, declarations, claims for refunds, estimates, elections and/or other information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic, state, local or foreign, including consolidated, combined and unitary tax returns. Except as set forth in Part 3.11 of the Disclosure Schedule:

(a) All Tax Returns required to be filed by or on behalf of each Acquired Company, and each affiliated, combined, consolidated or unitary group of which any Acquired Company is or was at any time a member have been timely filed (taking into account all extensions of due dates) in accordance with applicable Legal Requirements, and all such Tax Returns were and are true, complete and correct in all material respects.

(b) All Taxes payable by or with respect to each Acquired Company (whether or not shown on any Tax Return) have been timely paid. All assessments for Taxes due and owing by or with respect to each Acquired Company with respect to completed and settled examinations or concluded litigation have been paid. There are no Tax Encumbrances on any assets of any Acquired Company other than for current Taxes not yet due and payable.

(c) The unpaid Taxes of each Acquired Company (A) did not, as of the date of the most recent Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the most recent Financial Statements (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Acquired Company in filing its Tax Returns. Since the date of the most recent Financial Statements, the Acquired Companies have not generated any taxable income from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(d) No audit, Action or Proceeding has commenced and no notice has been given that such audit, Action or Proceeding is pending or Threatened with respect to any Acquired Company or any group of corporations of which any Acquired Company is or has been a member in respect of any Taxes (an “Affiliated Group”). The Company knows of no Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against any Acquired Company or any Affiliated Group by any taxing authority and the National Group knows of no grounds for such assessment.

(e) No Acquired Company has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, any Acquired Company has been granted or requested which has not since expired.

(f) None of the Acquired Companies is or has ever been (nor does any of the Acquired Companies have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group (other than the National Group). None of the Acquired Companies is a party to any Tax allocation, Tax indemnity or Tax sharing agreement or is liable for the Taxes of any other Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract, or otherwise.

(g) None of the Acquired Companies has made any payments, is obligated to make any payments, or is a party to any agreements that under any circumstances could obligate any of them to make any payments, that will not be deductible under Section 280G of the Code.

(h) Each Acquired Company has complied with all applicable Legal Requirements relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Legal Requirements, withheld and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under all applicable Legal Requirements.

(i) Each Acquired Company has collected substantially all sales, use, and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate United States and/or foreign taxing authorities, or has been furnished properly completed exemption certificates.

(j) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) inter-company transaction (including, without limitation, any inter-company transaction subject to Section 367 or 482 of the Code) entered into on or prior to the Closing Date, (iii) excess loss account described in the Treasury Regulations under Section 1502 of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date, (iv) material prepaid amount received on or prior to the Closing Date, or (v) for any other reason.

(k) None of the net operating loss carry forwards or tax credits of the Acquired Companies (i) constitute separate return limitation year or consolidated return change of ownership losses or credits immediately prior to the Closing, and (ii) will be limited immediately prior to the Closing by Sections 382, 383 or 384 of the Code and the regulations thereunder.

(l) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to any Acquired Company.

(m) No power of attorney has been executed with respect to any matter relating to Taxes of any Acquired Company, which is current in force.

(n) No Acquired Company has entered into any transactions that are or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law).

(o) No Acquired Company shall have, and will not have as of the Closing Date, any overall foreign loss accounts or separate limitation loss accounts within the meaning of Section 904 of the Code and the Treasury Regulations thereunder.

(p) Part 3.11(p) of the Disclosure Schedule lists (A) each state in which each Acquired Company is, or has during the three year period preceding the Closing Date been, subject to state income, business, or franchise Tax and (B) the taxable years or periods of each Acquired Company for which the applicable periods of limitation for the assessment of state income, business, or franchise Taxes are currently open for each such state. Except for claims that were resolved more than five years ago, no claim has been made by any Governmental Body in any state or locality where income, business, or franchise Tax Returns were not filed by or any Acquired Company, or where income, business, or franchise Taxes were not paid by or in respect of any Acquired Company, that such Acquired Company is or may be subject to income, business, or franchise Taxation by that jurisdiction.

(q) Part 3.11(q) of the Disclosure Schedule lists each state in which each Acquired Company currently is, or has during the three year period preceding the Closing Date been, subject to state sales or use Tax, or engaged in business. Except for claims that were resolved more than five years ago, no claim has been made by any Governmental Body in any state or locality where any Acquired Company did not file sales, use, or similar Tax Returns or did not pay sales, use, or similar Taxes, that such Acquired Company is or may be subject to sales, use, or similar Tax by that jurisdiction.

(r) Part 3.11(r) of the Disclosure Schedule lists each state in which each Acquired Company currently is, or has during the three year period preceding the Closing Date been, subject to payroll, unemployment, or similar Tax. Except for claims that were resolved more than five years ago, no claim has been made by any Governmental Body in any state or locality where the Acquired Company did not file payroll, unemployment, or similar Tax Returns or did not pay payroll, unemployment, or similar Taxes, that such Acquired Company is or may be subject to payroll, unemployment, or similar Taxation by that jurisdiction.

(s) Except as set forth in Part 3.11(s) of the Disclosure Schedule, none of the Acquired Companies is a party to any “non-qualified deferred compensation plan” (within the meaning of Section 409A of the Code). No event has occurred that would be treated under Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. Each Stock Option was granted with an exercise price per share equal to or greater than the per share fair market value of the common stock underlying such Stock Option on the grant date thereof, and no Stock Option has a feature for the deferral of compensation.

3.12 [Purposely omitted]

3.13 EMPLOYEE BENEFITS

(a) As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Plan” means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

“ERISA Affiliate” means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC Section 414.

“Multi-Employer Plan” has the meaning given in ERISA Section 3(37)(A).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA Section 3(2)(A).

“Plan” has the meaning given in ERISA Section 3(3).

“Plan Sponsor” has the meaning given in ERISA Section 3(16)(B).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

(b) (i) All Company Plans have operated in conformity with ERISA and the IRC and the regulations issued thereunder.

(ii) Neither of the Acquired Companies is a party to a Multi- Employer Plan.

(c) Except as set forth in Part 3.13(vi) of the Disclosure Schedule:

(i) No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under IRC Section 4975(c) have occurred with respect to any Company Plan.

(ii) No Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(iii) No Seller or Acquired Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA Section 502 or Section 4071.

(iv) All filings required by ERISA and the IRC as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(v) All contributions and payments made or accrued with respect to all Company Plans are deductible under IRC Section 162 or Section 404.

(vi) Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(vii) No Company Plan is subject to Title IV of ERISA.

(viii) The Acquired Companies have paid all amounts due and payable to the PBGC pursuant to ERISA Section 4007.

(ix) No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

(x) No Seller or Acquired Company has Knowledge of any facts or circumstances that may give rise to any liability of Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA.

(xi) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xii) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xiii) Seller and all Acquired Companies have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

(xiv) No event has occurred and no condition exists that would subject any Acquired Company, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations;

(xv) No Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002);

(xvi) No Acquired Company has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Acquired Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other similar applicable law.

(xvii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Part 3.14 of the Disclosure Schedule or as would not cause a Material Adverse Effect with respect to either of the Acquired Companies or the National Group as a whole, either individually or cumulatively:

(i) each Acquired Company is, and at all times since January 1, 2002 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) each Acquired Company is in compliance with, and is not in default or violation of (A) its articles or certification of incorporation or by-laws or the equivalent Organizational Documents of such Acquired Company and (B) to the Knowledge of Seller, the terms of all Applicable Contract to which it is a party or by which it or its property, rights, assets are bound or affected;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iv) no Acquired Company has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 3.14 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is or was held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company at anytime since January 1, 2002. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Schedule:

(i) each Acquired Company is, and at all times since January 1, 2002 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Schedule;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Schedule;

(iii) no Acquired Company has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

3.15 LEGAL PROCEEDINGS; ORDERS; RESTRICTIONS

(a) Except as set forth in Part 3.15 of the Disclosure Schedule, there is no pending Action or Proceeding:

(i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and the Acquired Companies, (1) no such Action or Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Action or Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Action and Proceeding listed in Part 3.15 of the Disclosure Schedule. The Actions and Proceedings listed in Part 3.15 of the Disclosure Schedule will not have a Material Adverse Effect on the business, operations, assets, condition, or prospects of any Acquired Company.

(b) Except as set forth in Part 3.15 of the Disclosure Schedule:

(i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

(ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(iii) to the Knowledge of Seller and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c) Except as set forth in Part 3.15 of the Disclosure Schedule:

(i) each Acquired Company is, and at all times since January 1, 2002 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii) no Acquired Company has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

(d) Except as set forth in Part 3.15(d) of the Disclosure Schedule, there is no Applicable Contract or Order binding upon any of the Acquired Companies or any of their properties, rights or assets which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer or any Acquired Company or the conduct of business by Buyer, any Acquired Company as currently conducted, following the consummation of the transactions contemplated herein. The consummation of the transactions contemplated herein will not result in the granting by Buyer or any of its Affiliates of any rights or licenses to any Intellectual Property to a third party (including any covenant not to sue). Except as set forth in Part 3.15(d) of the Disclosure Schedule, none of the Acquired Companies is subject to any non-competition, non-solicitation, standstill or similar restriction on their respective businesses. Except as set forth in Part 3.15(d) of the Disclosure Schedule, none of the Acquired Companies has granted any exclusive rights of any kind.

(e) All Legal Requirements have been satisfied that are necessary or advisable to (i) invest in the executor executing this Agreement on behalf of Seller with the authority to enter into this Agreement and all Seller’s Closing Documents and to carry out the Contemplated Transactions and (ii) to authorize Seller to enter into this Agreement and all Seller’s Closing Documents and to carry out the Contemplated Transactions.

3.16 [Purposely omitted]

3.17 [Purposely omitted]

3.18 [Purposely omitted]

3.19 ENVIRONMENTAL MATTERS

Except as set forth in part 3.19 of the disclosure letter:

(a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Seller or any Acquired Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest.

(c) No Seller or Acquired Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Neither Seller nor any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller or any Acquired Company, with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company (or any predecessor), has or had an interest, or to the Knowledge of Seller, at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) There are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller or any Acquired Companies, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest except in compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller or any Acquired Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest, or to the Knowledge of Seller or any Acquired Company, whether by Seller, any Acquired Company, or any other Person.

(g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20 [Purposely omitted]

3.21 LABOR RELATIONS; COMPLIANCE

Since June 30, 2001, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since June 30, 2001, there has not been, there is not presently pending or existing, and to the Knowledge of Seller or any Acquired Company there is not Threatened, any application for certification of a collective bargaining agent. Since June 30, 2001, there have not been with respect to any Acquired Company to the Knowledge of Seller or any Acquired Company any campaigns conducted to solicit cards from Persons employed by any Acquired Company to authorize representation by any labor union. No Acquired Company’s employment policies or practices is currently being audited or investigated by any Governmental Body. There is no pending or, to the Knowledge of Seller or any Acquired Company, any Threatened Proceeding or Action, unfair labor practice charge, or other charge or inquiry against any Acquired Company brought by or on behalf of any employee, consultant, prospective employee, former employee or consultant, retiree, labor organization or other representative of any Acquired Company’s employee, or other individual or any Governmental Body with respect to employment practices brought by or before any Governmental Body. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements nor is any Acquired Company a party to, or otherwise bound by, any consent decree with, or citation or other Order by any Governmental Body relating to employees or employment practices.

Each Acquired Company is in compliance in all material respects with all applicable Legal Requirements and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, by law or otherwise. No Acquired Company has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or Persons employed by any Acquired Company, without complying with all provisions of WARN or implemented any early retirement, separation or window program within the past five years, nor has any Acquired Company planned or announced any such action or program for the future. Each individual who is treated by an Acquired Company as an independent contractor is properly so treated under applicable Legal Requirements.

3.22 INTELLECTUAL PROPERTY

(a) Intellectual Property Assets—The term “Intellectual Property Assets” includes:

(i) corporate names, fictitious business names, trade names, URLs, internet domain names, slogans, logos, trade dress, registered and unregistered trademarks, service marks, and applications and other source identifiers, together with the goodwill of the businesses symbolized thereby (collectively, “Marks”);

(ii) patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) rights in mask works (collectively, “Rights in Mask Works”); and

(v) know-how and show-how, trade secrets, confidential information, customer lists, software, technical information, data, processes, formulae, technologies, designs,, developments, techniques, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by any Acquired Company as licensee or licensor.

(b) Intellectual Property Assets – Part 3.22(b) of the Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all: (i) United States and foreign registrations and applications for Marks, Patents and Copyrights; and (ii) all material unregistered Intellectual Property Assets, in each case owned by any Acquired Company or Seller (all of which are being contributed to National immediately prior to the Closing), and (iii) all actions necessary within 90 days after the Closing Date to maintain or preserve the validity or status of same. All registrations and applications listed in Part 3.22(b) of the Disclosure Schedule are subsisting and unexpired and, to the Knowledge of Seller or any Acquired Company, are valid and enforceable. Agreements—Part 3.22(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available “shrinkwrap” or “off the shelf” software programs with a value of less than $1,500 under which an Acquired Company is the licensee. There are no outstanding and, to the Knowledge of Seller or any Acquired Company, no Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business

(i) Each Acquired Company owns or has the valid right to use all Intellectual Property Assets used in their businesses as currently conducted. The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies’ businesses as they are currently conducted. One or more of the Acquired Companies is either (i) the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party such Intellectual Property Assets or (ii) has a valid license to use such Intellectual Property Assets in the manner in their businesses which they are being used. Except as set forth in Part 3.22(b) of the Disclosure Schedule, no Person has any ownership interest in any Intellectual Property Assets owned, in whole or in part, by any Acquired Company, and the transactions contemplated hereby shall not grant to or allow any Person any ownership interest in, or the right to use, any Intellectual Property Assets owned, in whole or in part, by any Acquired Company. Except as set forth in Part 3.22(b) of the Disclosure Schedule, neither the conduct of the business of any Acquired Company nor the use by any Acquired Company of any Intellectual Property Assets infringes, misappropriates, or otherwise violates any Intellectual Property Assets of any Person.

(ii) Except as set forth in Part 3.22(c) of the Disclosure Schedule, all former and current employees and consultants of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that (i) assign to one or more of the Acquired Companies exclusive rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company and (ii) protect the confidentiality of the confidential Intellectual Property Assets of the Acquired Companies. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

(d) Patents

(i) Part 3.22(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents owned by an Acquired Company including certain patents that are being contributed to National by Seller immediately prior to the Closing. One or more of the Acquired Companies is the owner as of the Closing of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii) All of such issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) None of such Patents has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of Seller or any Acquired Company, there is no potentially interfering patent or patent application of any third party.

(iv) None of such Patents is infringed or, to the Knowledge of Seller or any Acquired Company, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used, or sold under such Patents have been marked with the proper patent notice.

(e) Trademarks

(i) All Marks owned by any Acquired Company that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(ii) No Mark owned by any Acquired Company has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Seller or any Acquired Company, no such action is Threatened with the respect to any of the Marks.

(iii) To the Knowledge of Seller or any Acquired Company, there is no potentially interfering trademark or trademark application of any third party.

(iv) No Mark owned or used by any Acquired Company is infringed or, to the Knowledge of Seller or any Acquired Company, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(v) All products and materials of an Acquired Company containing a Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights

(i) Part 3.22(f) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights owned by an Acquired Company. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All such Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii) None of such Copyrights is infringed or, to the Knowledge of Seller of any Acquired Company, has been challenged or threatened in any way. None of the subject matter of any of such Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by such Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets

(i) With respect to each Trade Secret of an Acquired Company, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Seller and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Seller or any Acquired Company, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(h) Software

Neither of the Acquired Companies has developed computer programs that are used in its business or licensed to others.

3.23 [Purposely omitted]

3.24 [Purposely omitted]

3.25 RELATIONSHIPS WITH RELATED PERSONS

Except for the Seller Patents, the MEMS Equipment and the real estate leased pursuant to the New York Lease, neither Seller nor any Related Person of Seller or of any Acquired Company has, or since January 1, 2003 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses. No Seller or any Related Person of Seller or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Schedule, since January 1, 2003, neither Seller nor any Related Person of

Seller or of any Acquired Company is or was a party to any Contract with, entered into any transactions with, was a party to any arrangements with, owed any amounts to or was owed any amounts by, or has any claim or right against, any Acquired Company (excluding amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses in the Ordinary Course of Business) .

3.26 BROKERS OR FINDERS

Neither Seller nor its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated therein.

3.27 CAPITAL CONTRIBUTION OF MEMS EQUIPMENT AND PATENTS

Immediately prior to the execution of this Agreement, Seller has contributed as a capital contribution to National the equipment listed on Schedule 3.27 hereto, including, to the extent appurtenant to such equipment and owned by Seller, all licenses to use the software and other intellectual property licensed with such equipment and all warranties and other rights with respect to such equipment, all spare parts and manuals associated with such equipment and all ancillary equipment used in the operation or maintenance of such equipment (collectively, the “MEMS Equipment”) and the patents listed on Schedule 3.27 (the “Seller Patents”). National has good and marketable title to the MEMS Equipment and the Seller Patents, free and clear of all security interests, liens and Encumbrances.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2 AUTHORITY; NO CONFLICT

(a) Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Escrow Agreement, and to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Board of Directors of Buyer, duly and validly authorized by all requisite corporate action, and no other actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Escrow Agreement, or to consummate the transactions so contemplated. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Upon the execution and delivery by Buyer of the Escrow Agreement (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere in any material manner with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4 CERTAIN PROCEEDINGS

There is no pending Action or Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering in any material manner with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5 BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5. [PURPOSELY DELETED]

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE AND JOINT COVENANTS OF THE PARTIES

6.1 APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Seller with respect to all filings that Seller are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 BEST EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its reasonable Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.3 PUBLIC ANNOUNCEMENTS

Promptly following the execution of this Agreement, Buyer shall issue a press release regarding this Agreement. Buyer shall also make such other public filings regarding this Agreement as required by applicable Legal Requirements.

6.4 ESCROW AGREEMENT

On or before the Closing Date, Seller and Buyer shall execute and deliver, and shall use commercially reasonable efforts to cause the Escrow Agent to execute and deliver the Escrow Agreement.

6.5 NEW YORK LEASES

On or before the Closing Date, Seller and Buyer shall negotiate two year triple net leases with one year options for National’s two New York facilities located in Ronkonkoma, New York and Islip, New York (collectively the “New York Leases” or individually, without distinction a “New

York Lease”) pursuant to which Buyer (or an Affiliate of Buyer) shall lease such Facilities from Seller. Each New York Lease shall have a term of two years with a one year extension at the Buyer’s option and grant Buyer or an affiliate of Buyer the option to purchase the property at its then fair market value, as determined by appraisal.

6.6 USE OF NAME

Buyer will, for a period of not less than 2 years, continue to use the mark “National Hybrid” name in connection with the business of National, provided that no other party contests the use by Buyer of such mark.

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

(a) All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

(b) Each of Seller’s representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

7.2 SELLER’S PERFORMANCE

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4, 5.8, 6.5 and 6.6 must have been performed and complied with in all respects.

7.3 CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Schedule, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

Seller shall have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Action or Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 BUYER’S PERFORMANCE

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

8.3 ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to Seller:

Such other documents as Seller may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in Section 7.4(a), (b) evidencing the accuracy of any representation or warranty of Buyer, (c) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (d) evidencing the satisfaction of any condition referred to in this Section 8, or (e) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.4 NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. [PURPOSELY DELETED]

10.	INDEMNIFICATION; REMEDIES

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third- party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Schedule), the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule, other than any such Breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

(c)	any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(d) any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date with respect to claims arising from such shipping, manufacturing or services occurring prior to the Closing Date ;

(e) any matter disclosed in Sections 3.11 or 3.13 of the Disclosure Schedule or liability arising out of the fact that National is restating its tax returns for years prior to 2005 and will owe tax, interest and penalties as a result of such restatements;

(f) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

(g) any liability or Damages arising out of or in any way related to (i) Suffolk County Industrial Development Agency (“Issuer”) 1985 Industrial Revenue Bonds, dated September 1, 1985, (ii) Project Lease Agreement, dated as of September 1, 1985 between Issuer, as lessor, and Benedict G. Pace, as lessee, and guaranteed by National Hybrid, Inc., (iii) the Indenture of Mortgage and Trust, dated as of September 1, 1985 between Issuer and the bond trustee, (iv) the guaranty of National Hybrid, Inc. of the Project Lease Agreement, or (v) liens upon the property of National Hybrid, Inc. arising out of or with respect to the foregoing; or

(h) any liability or Damages arising out of or in anyway relating to the failure of the National Group to make timing regulatory filings with respect to its profit sharing plan; or

(i) any liability or Damages of either of the Acquired Companies to (A) Carol Klemm or (B) Richard J. Guilbert or his law firm.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER—ENVIRONMENTAL MATTERS AND TAX MATTERS

In addition to the provisions of Section 10.2, Seller will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including with respect to Section 10.3(a) costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a)(i) any Environmental, Health, and Safety Liabilities arising out of or relating to: (I) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (II) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

(ii) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

(iii) Seller will be entitled to control any Cleanup, any related Action or Proceeding, and, except as provided in the following sentence, any other Action or Proceeding with respect to which indemnity may be sought under this Section 10.3(a); provided, that with respect to any Cleanup or other environmental remediation, (A) Seller has provided Buyer with reason assurance of its financial capacity to conduct such remediation, (B) Seller is allowed to conduct such remediation by applicable regulatory authorities, and (C) any remediation plan is reasonably acceptable to Seller and does not unreasonably disrupt the operations of the Acquired Companies; further provided, that if Seller fails to meet any deadlines or other requirements of the applicable regulatory authorities, Buyer will be entitled to control such remediation and any related Action or Proceeding. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

(b)(i) From and after the Closing Date, Seller agrees to indemnify and hold harmless the Indemnified Persons against all Damages related to Taxes (I) imposed on Seller or any Acquired Company for any taxable period (or portion thereof) that ends on or before the Closing Date, and for any period beginning before and ending after the Closing Date (a “Straddle Period”), to the extent allocable, pursuant to Section 10.3(b)(ii), to the portion of such period ending on the Closing Date (a “Pre-Closing Tax Period”), (II) arising out of, resulting from or relating to the breach of any representation or warranty of Seller contained in this Agreement, (III) of any Person (other than any Seller or any Acquired Company) imposed on any Acquired Company under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise and (IV) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts (whether or not written) to which the Company or any Subsidiary was obligated or was a party, on or prior to the Closing Date.

(ii) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a Straddle Period, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date.

(iii) The amount of indemnification that is payable by the Seller pursuant to this Section 10.3(b) shall equal (I) the amount of the Tax liability in question, plus (II) out-of-pocket costs and expenses (including without limitation, reasonable attorney’s fees, accountants’ fees and outside consultant fees) incurred by Buyer, any Acquired Company in investigating, defending or contesting the Taxes and/or claims for which indemnification is sought

10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5 TIME LIMITATIONS

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before eighteen (18) months after the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time within the respective statutes of limitations. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before two years after the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

10.6 LIMITATIONS ON AMOUNT—SELLER

Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clauses (c) and (d) of Section 10.2 until the total of all Damages with respect to such matters exceeds $200,000, and then only for the amount by which such Damages exceed $100,000, except that with respect to breaches of the representations and warranties contained in Section 3.3, Seller shall be liable from the first dollar. However, this Section 10.6 will not apply to any Breach of any of Seller’s representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches.

10.7 LIMITATIONS ON AMOUNT—BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $25,000 except that with respect to the payment of the purchase price, Buyer shall be liable from the first dollar. However, this Section 10.7 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.8 ESCROW FUND; CLAIMS UPON ESCROW FUND AND OBJECTIONS TO SUCH CLAIMS

(a) On or before the Closing Date, Buyer shall deposit the Escrow Amount with the Escrow Agent in connection with this Agreement. Such deposit (together with interest and other income thereon) shall constitute to constitute the escrow fund (the “Escrow Fund”) and shall be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Buyer pursuant to the indemnification obligations of Seller, but shall not constitute a cap in the amounts Buyer may recover from Seller under Seller’s indemnification obligations. Any amounts due from Seller to Buyer under the provisions of Section 10.2 and 10.3 in excess of the Escrow Fund, shall be paid to Buyer directly by Seller.

(b) The term of the escrow (the “Escrow Period”) shall be a period of one year from the Closing Date. Upon the termination of the Escrow Period, Buyer shall deliver any remaining amounts in the Escrow Fund to the Seller, less amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved claims specified in any Escrow Claim Notice (defined below) delivered to the Escrow Agent prior to the termination of the Escrow Period if such claims were resolved in favor of Buyer. Amounts not distributed under the foregoing shall remain in the Escrow Fund until the related claims have been resolved or until any such portion of the remaining amount of the Escrow Fund is determined pursuant to Section 10.8(c) to be no longer necessary to satisfy such claims (but in no event later than three years after the last claim has been made). As soon as all such claims have been resolved or any such portion of the remaining amount of the Escrow Fund is determined pursuant to Section 10.8(c) to be no longer necessary to satisfy such claims, the Escrow Agent shall deliver to Seller the remaining portion of the Escrow Fund, if any, not required to satisfy such claims.

(c) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a notice from Buyer (an “Escrow Claim Notice”) stating that an indemnification claim or claims pursuant to Section 10.2 or Section 10.3 or any claim for payment under Section 11.8 [for taxes] of this Agreement is being made, the Escrow Agent shall, subject to the provisions of this Section 10.8 below, deliver to Buyer out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to such Damages.

(d) At the time of delivery of any Escrow Claim Notice to the Escrow Agent, a duplicate copy of such Escrow Claim Notice shall be delivered to Seller, and, for a period of fifteen (15) business days after such delivery to the Escrow Agent of such Escrow Claim Notice, the Escrow Agent shall make no payment pursuant to this Section 10.8 hereof unless the Escrow Agent shall have received written authorization from the Seller to make such delivery. After the expiration of such fifteen (15) day period, the Escrow Agent shall make payment in accordance with this Section 10.8 hereof; provided that no such payment may be made if and to the extent Seller shall object in a written statement (describing the basis for any objection with reasonable specificity) to the claim made in the Escrow Claim Notice and such statement shall have been delivered to the Escrow Agent and to Buyer prior to the expiration of such fifteen (15) day period.

(e) In case Seller shall so object in writing to any claim or claims by Buyer made in any Escrow Claim Notice, Seller and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall pay the amount set forth in such memorandum in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, Buyer may institute proceedings in a court of competent jurisdiction (in accordance with Section 11.5) to resolve any such dispute, and each of Buyer and Seller shall seek to resolve such dispute in as expeditious a manner as practicable. For purposes of this Section 10.8(e), in any proceeding brought under this Section 10.8(e) in which any claim or the amount thereof stated in the Escrow Claim Notice is at issue, Buyer shall be deemed to be the non-prevailing party, unless the court awards Buyer one-half (1/2) or more of the amount in dispute, in which case Seller shall be deemed to be the non-prevailing parties. The non-prevailing party or parties to any such proceeding shall pay its or their own expenses and the expenses, including without limitation attorneys’ fees and costs, reasonably incurred by the other party to the proceeding (which, where Seller is the non-prevailing party, shall be paid to Buyer out of the Escrow Fund, to the extent there are funds available).

10.9 PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3(a) or 10.3(b) of notice of the commencement of any Action or Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Action or Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action or Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Action or Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action or Proceeding and the indemnified party determines in good faith based on the advice of legal counsel (which advice may be oral) that joint representation would be inappropriate, or (ii) at any time on or after the first anniversary of the date hereof, the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action or Proceeding and provide indemnification with respect to such Action or Proceeding), to assume the defense of such Action or Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action or Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Action or Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Action or Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Action or Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Action or Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Action or Proceeding and the indemnifying party does not, within 30 days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Action or Proceeding, the indemnifying party will be bound by any determination made in such Action or Proceeding or any compromise or settlement effected by the indemnified party; provided, that prior to the end of such 30 day period, the indemnified party may take any action necessary to retain its rights or defend such claim, which action shall be at the expense of the indemnifying party if it is determined that the indemnified party is entitled to indemnification hereunder with respect to such claim.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith and based on the advice of legal counsel (which advice may be oral) that there is a reasonable probability that an Action or Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Action or Proceeding, but the indemnifying party will not be bound by any determination of an Action or Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Seller hereby consents to the non-exclusive jurisdiction of any court in which an Action or Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Action or Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

10.10 PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.11 EXCLUSIVE REMEDY

Notwithstanding anything else contained in this Agreement, after the Closing, the remedies set forth in this Section 10 shall be the exclusive remedy of the parties for a breach of the representations, warranties or covenants in this Agreement or any certificates delivered in connection with the Closing.

11.	GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, until the first to occur of (i) Buyer makes a public announcement of this Agreement and the Contemplated Transactions, or (ii) prior to the Closing Seller shall, and shall cause the Acquired Companies to, keep this Agreement confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3 [PURPOSELY DELETED]

11.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:

Carol Gbur, Executor
Estate of Benedict Pace
26 Honey Man Drive
Flemington, NJ 08822

with a copy to:

Henry E. Klosowski
Moritt Hock Hamroff & Horowitz
400 Garden City Plaza, Suite 202
Garden City, NY 11530
Facsimile No.: 516-873-2010
E-Mail: hklowsowski@moritthock.com

Buyer:

API Nanotronics Corp.
505 University Avenue
Suite 1400
Toronto, Ontario M5G 1X3
Attention: Phillip DeZwirek
Facsimile No.: 416-593-4658
E-Mail: phil@dezwirek.com

with a copy to:

Leslie J. Weiss
Sugar, Friedberg & Felsenthal LLP
30 North LaSalle Street
Suite 3000
Chicago, IL 60602
Facsimile No.: (312) 372-7951
E-Mail: lweiss@sff-law.com

11.5 ENFORCEMENT; JURISDICTION; SERVICE OF PROCESS

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Escrow Agreement and the New York Leases were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, the Escrow Agreement and the New York Leases and to enforce specifically the terms and provisions of this Agreement, the Escrow Agreement and the New York Leases in the Delaware state or federal court sitting in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Delaware state or federal court in the event any dispute arises out of this Agreement, the Escrow Agreement or the New York Leases or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement, the Escrow Agreement or the New York Leases or any transaction contemplated hereby or thereby in any court other than the Delaware state or federal court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Escrow Agreement or any transaction contemplated hereby or thereby. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world by (i) first class mail or the equivalent (ii) internationally recognized courier service.

11.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 TAX MATTERS

(a) Seller shall timely prepare and file, or cause to be prepared and filed, all Tax Returns in respect of any Acquired Company that are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared on a basis consistent with past practice and in accordance with all Legal Requirements. Seller shall timely pay or cause to be paid to the relevant Governmental Body all Taxes due in connection with any such Tax Returns. Buyer shall timely prepare and file, or cause to be prepared and filed, all other Tax Returns in respect of any Acquired Company.

(b) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to any indemnified party pursuant to Section 10.3(b) hereof, the Indemnified Party shall notify the Seller promptly of such claim (a “Tax Claim”). With respect to any Tax Claim relating to a Pre-Closing Tax Period (other than the portion of any Straddle Period), Seller shall have the right, at its own expense, to control all proceedings and may make all decisions taken in connection with such Tax Claim; provided, however, that if it could reasonably be expected to have adverse Tax consequences to Buyer or, for any period after the Closing Date, any Acquired Company, Seller shall not settle any such proceeding without Buyer’s prior written consent, which consent may not be unreasonably withheld. Buyer and the Acquired Companies shall cooperate with the Seller in contesting any Tax Claim under this Section 11.8(b), which cooperation shall include the retention and, upon request of Seller, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available to provide additional information or explanation of any material provided hereunder. Buyer shall control all proceedings with respect to any Tax Claim relating to any Straddle Period, provided, however, that if the results of any such contest could reasonably be expected to result in material adverse Tax consequences to Seller, at its own expense, shall have a right to participate in the defense and settlement of any such Tax Claim and each of Buyer, the Acquired Companies and Seller shall cooperate with the other and there shall be no settlement or closing or other agreement with respect thereto without the consent of the Buyer, the Acquired Companies or Seller, as the case may be, which consent shall not be unreasonably withheld.

(c) Any refunds or credits of Taxes of the Acquired Companies for any Pre-Closing Tax Period shall be for the account of Seller, except to the extent that they are reflected on the Financial Statements or the Interim Balance Sheet and taken into account in determining the Purchase Price. Any refunds or credits of Taxes of any Acquired Company for any period after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of the Acquired Companies for any Straddle Period shall be equitably apportioned between Seller and Buyer, based on the allocation principles of Section 10.3(b). Any amounts payable to Seller pursuant to this paragraph shall first be applied against any outstanding indemnity obligation of Seller under Section 10.3(b). Any amounts payable to Seller pursuant to this paragraph shall be net of any Tax cost to Buyer or the Acquired Companies as the case may be, attributable to the receipt of such refund and/or the payment of such amounts to Seller.

(d) Seller, Buyer and the Acquired Companies will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund or Tax indemnification, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available at no cost to the other on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all Tax Returns, schedules and work papers and for material records or other documents relating to Tax matters of the Company for its taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, including extensions for the respective Tax periods, or (ii) eight years following the due date (including extensions) for such Tax Returns. Any information obtained under this Section 8.1(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

(e) FIRPTA. Seller shall deliver to Buyer at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to Buyer and in accordance with the Code and Treasury regulations, certifying such stockholder’s non-foreign status as provided under Treasury regulation section 1.1445-2(b)(2).

(f) Transfer Taxes. All transfer, documentary, sales, use, registration and any other such Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) arising out of or incurred in connection with this Agreement shall be borne by Seller. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return.

11.9 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated June 14, 2006 and all amendments thereto) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.10 DISCLOSURE SCHEDULE

(a) The disclosures in the Disclosure Schedule, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.12 SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirements, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.13 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.14 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15 GOVERNING LAW

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

11.16 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

ESTATE OF BENEDICT PACE

By:	/s/ Carol Gbur
Carol Gbur
Title:	Executor

BUYER:

API NANOTRONICS CORP.

By:	/s/ Phillip DeZwirek
Title:	Chief Executive Officer